Exhibit 6b

IP LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) is entered into as of this 2nd day of January, 2020 (the “Effective Date”) by and between SavvyShares PBC, a Delaware public benefit corporation with its principal executive office located at 1365 Fourth Avenue, San Diego, California, 92101 (“Licensor”), and SavvyShares LLC, a Delaware limited liability company with its principal executive office located at 1365 Fourth Avenue, San Diego, California, 92101 (“Licensee”). Licensor and Licensee shall each be referred to herein individually as a “Party” and together as the “Parties”.

R E C I T A L S

WHEREAS, on January 2, 2020, Licensor formed Licensee, and Licensor has entered into that certain Limited Liability Company Agreement of Licensee dated as of January 2, 2020 (the “Operating Agreement”) for the principal purpose of building, operating, maintaining, querying and otherwise dealing with databases comprised of Member Data owned by or licensed to Licensee (collectively, the “Database”), and to engage in any other lawful business activities in connection therewith, or related to the Business (defined below);

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Operating Agreement;

WHEREAS, Licensor is the Manager of the Licensee and the Parties have entered into that certain Management Services Agreement, dated as of the date hereof (the “Management Services Agreement”), in which Licensor has agreed to manage all aspects of the business of Licensee;

WHEREAS, Licensor has a non-exclusive license, with a right to grant sublicenses, under Luth Research Intellectual Property (defined below) and owns or has licensable and/or sublicensable rights in the Licensor Intellectual Property (also defined below);

WHEREAS, Licensor owns the trademarks, trade dress and logos listed and referenced in Schedule A attached hereto (collectively, together with any other trademarks, trade dress and logos created or obtained by Licensor in connection with and for the benefit of the Business, “Licensed Marks”);

WHEREAS, Luth Research has developed and will continue to develop certain Software (a) to operate the Database on servers in the cloud, including querying the database (including database schema, stored procedures and the like, the “Database Software”), and (b) to operate the Licensee’s website, including functionality for (i) creating user accounts and managing user settings; (ii) issuing Shares to Members; (iii) providing interactive user features, and (iv) providing news and information about the Licensee, the Business and the Database to Members and potential Members (the “Website Software” and, together with the Database Software, the “Licensed Software”); but in each case of clauses (a) and (b) of this paragraph, excluding any Off-the-Shelf Software;

WHEREAS, Licensor has created, and may in the future create, social media accounts related to and for the benefit of the Business (collectively, together with any other social media accounts created by Licensor as Manager of Licensee, the “Social Media Accounts”); and

WHEREAS, Licensor is willing to grant to Licensee sublicenses and licenses, as appropriate, for the Licensed Intellectual Property, and in the event of a Trigger Event to assign to Licensee the Assigned IP (as defined below), all on the terms and subject to the conditions set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings:

“Business” means Licensee’s operations of building, operating, maintaining, querying, reporting on and otherwise dealing with databases comprised of Member Data, and engaging in any other lawful business activities in connection therewith, or related to the business of the Licensee.

“Domains” means the domains obtained for or on behalf of Licensee, including but not limited to those domains identified in Schedule A.

“Intellectual Property” means any intellectual property recognized throughout the world and all rights therein and thereto, including without limitation: (a) copyrights (whether registered or unregistered) and works of authorship, including Software; (b) patents and patent applications, including, but not limited to all provisional, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, extensions, re-certifications, and inventions (whether patentable or not); (c) trade secrets and know-how; and (d) the Database; (e) websites and Website Content; (f) Social Media Accounts and Social Media Content; (g) domain names and URLs; and (h) other intellectual property rights. For the purposes of this Agreement, however, “Intellectual Property” excludes (i) trademarks, service marks, brands, trade dress and other indicia of origin of goods and services; and (ii) Off-the-Shelf Software.

“Licensor Member Data” means Member Data captured or otherwise obtained by Licensor (other than from Licensee or Luth Research) for inclusion in the Licensor database.

“Luth Member Data” means Member Data captured or otherwise obtained by Luth Research (other than from Licensor or Licensee) for inclusion in the Luth Research database.

“Licensee Member Data” means Member Data captured or otherwise obtained by Licensee (other than from Licensor or Luth Research) for inclusion in the Licensee database.

“Member Data” means various types of data captured, obtained or delivered depending on the methodology and submitted into a database, including behavior data tracked on an application, data obtained from self-reported surveys and interviews, behavior data obtained from third parties with a member’s consent, and any social or related data.

“Luth Research Intellectual Property” means the Intellectual Property owned by Luth Research or licensed to Luth Research with the right to grant sublicenses without additional license fees incurred by Luth Research for such sublicenses.

“Licensor Intellectual Property” means the Intellectual Property owned by Licensor or licensed to Licensor with the right to grant sublicenses without additional license fees incurred by Licensor for such sublicenses.

“Off-the-Shelf Software” means any Software or rights thereto that: (a) was/were acquired subject to a “shrink wrap” or similar commercial end-user license or commodity type license widely available to the public generally (and there is no reason to believe it will not be available to Licensee) on non-discriminatory terms; or (b) consists of non-customized third-party Software that is generally available to other Persons (and there is no reason to believe it will not be available to Licensee) on substantially similar terms and conditions; including in each case Software or rights thereto supplied or installed by a hosting or other service provider.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement, or rule of law of any federal, state, local or foreign government, or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Licensed Intellectual Property” means the Luth Research Intellectual Property, the Licensor Intellectual Property and the Licensed Marks.

“Licensed Manager Usage” means any use by Licensor, as permitted by Section 4, of (a) the Non-Exclusive Marks, (b) the Domains, or (c) the Social Media Accounts.

“Licensed Marks” means the Non-Exclusive Marks and the Exclusive Marks.

“Non-Exclusive Marks” means those certain trademarks listed on Table 1 of Schedule A.

“Exclusive Marks” means those certain trademarks listed on Table 2 of Schedule A.

“Losses” means losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (outside counsel fees, in-house counsel time and expenses and administrative costs).

“Social Media Content” means the content of, and all intellectual property rights (including all rights under copyright, trademark, trade name and trade dress law and all rights to sue for past infringements thereof) in the content hosted at or used by, or services provided using, any Social Media Accounts (including, for avoidance of doubt, any Developed Works (as defined below)), that Licensor may create for or on behalf of Licensee, including all graphics, photographs, images, audio, video, logos, and other multimedia and text included there in.

“Social Media Contracts” means any contracts (express or implied) relating to the hosting, design or maintenance of any Social Media Accounts.

“Software” means any software or computer program, including firmware and other software embedded in hardware devices, whether in the form of source code, assembly code, script, interpreted language, instruction sets or binary or object code (including compiled and executable programs), including any library, component or module of any of the foregoing, together with (i) any related default configuration files, (ii) runtime data, files and objects, such as icons, buttons, configuration files and the like, needed for the proper operation of the Software, (iii) screens, user interfaces, report formats, templates and menus, and (iv) user documentation and help files, including with regard to any command-line options and switches. With respect to source code, "Software" also includes (A) all code written in any programming language, scripting language, XML or other format, (B) developer comments, (C) associated header or interface definition files, (D) IDE configuration or project files and the like, (E) compilation or build files, scripts or tools, (F) API and class documentation, Gantt charts and other diagrams, materials or other documentation explaining the structure, flow controls, class hierarchy, algorithms, data structures, API or composition of such source code, (G) compilation or build instructions (whether meant for use by developers or compilation or build programs, scripts or tools), (H) interpreted data (including JavaScript and other runtime or client scripts), stylesheets, icons, buttons, and other images, video, audio and other multimedia files, materials and data used in the generation of the executable or needed for the proper execution, use or display of the Software, and (I) any design notes and material proprietary information or algorithms contained in or relating to such source code.

“Trigger Events” means the occurrence of any of the following events: (a) the termination of the Management Services Agreement, (b) Luna DNA, Inc. ceasing to be the Manager of Licensee or the Manager under the Management Services Agreement, or (c) the dissolution of the Licensor.

“Website Content” means all intellectual property rights (including all rights under copyright, trademark, trade name and trade dress law and all rights to sue for past infringements thereof) in the content hosted at or used by (including, for avoidance of doubt, any Developed Works), or services provided using, the Domains, that Licensor may have, including all graphics, photographs, images, audio, video, logos, and other multimedia and text.

“Website Contracts” means any contracts (express or implied) relating to the hosting, design or maintenance of the websites hosted on the Domains.

2. License.

2.1 License Grant.

1.1.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, royalty-free, fully paid up, non-sublicensable, non-transferable, perpetual, worldwide right and license to use the Licensor Intellectual Property, solely in connection with the Business.

1.1.2 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, royalty-free, fully paid up, non-sublicensable, non-transferable, perpetual, worldwide right and sublicense to use the Luth Research Intellectual Property, solely in connection with the Business.

2.2 Trademark Licenses.

1.1.3 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, royalty-free, fully-paid up, sublicensable, transferrable, perpetual, worldwide right and license to use the Exclusive Marks and any related trade dress in connection with the operation, promotion and advertising of the Business, and the worldwide promotion, advertising, distribution and sale of the Licensee and related services and products.

1.1.4 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, royalty-free, fully-paid up, sublicensable, transferrable, perpetual, worldwide right and license to use the Non-Exclusive Marks and any related trade dress in connection with the operation, promotion and advertising of the Business, and the worldwide promotion, advertising, distribution and sale of the Licensee and related services and products.

2.3 Domains. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, royalty-free, fully paid up, non-sublicensable, non-transferable, perpetual, worldwide right and license to use the Domains in connection with the Business.

2.4 Licensor shall use the Domains (including any websites hosted on the Domains) in connection with and for the benefit of the Business (it being understood that Licensor may use the Domains in connection with Licensor’s business prior to a Trigger Event, without prejudice to Section 3.3).

3. Trigger Events. In the event of (and subject to the occurrence of) a Trigger Event, the following provisions shall apply automatically, without the need for any action by Licensor, Licensee or any other Person:

3.1 Software. Licensor grants to Licensee a non-exclusive, royalty-free, fully paid up, non-sublicensable, non-transferable, perpetual, worldwide right and license to use, modify, distribute, reproduce, perform, display, create derivative works of, or translate any and all Software that comprises Licensor Intellectual Property that is licensed to Licensee under the Agreement (for avoidance of doubt, excluding Off-the-Shelf Software, but including any Developed Works that constitute Software) (collectively, the “Licensed Software”), both in object code and source code.

3.2 Trademarks. Licensor agrees to assign and hereby does assign, convey and transfer to Licensee, effective upon a Trigger Event, all right, title and interest in and to the Licensed Marks, together with the goodwill of the business symbolized by the Licensed Marks, all applications and registrations therefor, and all claims for damages arising out of or relating to past or continuing infringements thereof, if any, with the right to sue for and collect such damages. Upon the occurrence of a Trigger Event and the assignment of the Licensed Marks, the license to the Licensed Marks granted herein shall automatically terminate. After a Trigger Event, Licensor agrees that it shall not (a) adopt, seek to register, file or prosecute any application or other filing anywhere in the world for any trademark, service mark, certification mark, composite mark or other type of mark, trade dress, corporate name or other type of legal entity name, trade name, domain name, email address, social media account, identifying logo or other identifier of source in any language that is confusingly similar to or dilutive of the Licensed Marks or any other source identifier owned or used as an identifier of source by Licensee, unless expressly requested to do so in writing by Licensee; (b) adopt, adapt, use or display any marks, logos, names, brands, distinctive identification or other material of any kind that is or may be likely to cause confusion to any consumers or otherwise dilute or adversely affect Licensee’s rights in the Licensed Marks; or (c) create a combination or composite mark that includes the Licensed Marks, commingle the Licensed Marks with the trademarks of Licensor or any third party, or use the Licensed Marks in any manner that, directly or indirectly, would dilute, demean, ridicule or otherwise tarnish the image of the Licensed Marks, Licensee or its Affiliates.

3.3 Domains. Licensor agrees to assign and hereby does assign, convey and transfer to Licensee, effective upon a Trigger Event, all right, title and interest in and to the Domains, the registration therefor, and any and all intellectual property rights and goodwill arising from Licensor’s use thereof, and all claims for damages arising out of or relating to past or continuing infringements thereof, if any, with the right to sue for and collect such damages.

3.4 Websites. Licensor agrees to assign and hereby does assign, convey and transfer to Licensee, effective upon a Trigger Event, all right, title and interest in and to (a) all Website Content, any registration therefor, the content associated therewith, and any and all intellectual property rights and goodwill arising from Licensor’s use thereof that Licensor may have, (b) all Website Contracts, and (c) all claims for damages arising out of or relating to past or continuing infringements or breaches, as the case may be, thereof, if any, with the right to sue for and collect such damages.

3.5 Social Media. Licensor agrees to assign and hereby does assign, convey and transfer to Licensee, effective upon a Trigger Event, all right, title and interest in and to (a) the Social Media Accounts, the registration therefor, the content associated therewith, and any and all intellectual property rights and goodwill arising from Licensor’s use thereof that Licensor may have, (b) all claims for damages arising out of or relating to past or continuing infringements thereof, if any, with the right to sue for and collect such damages, (c) all Social Media Content, and (d) any Social Media Contracts (together with the Social Media Accounts and Social Media Content, the “Social Media Assets”). As of the date of such Trigger Event, Licensee shall assume maintenance of the Social Media Accounts and Licensor shall do all things necessary or desirable to facilitate the transition to Licensee.

3.6 Liabilities. Licensor shall remain solely responsible for any liabilities arising prior to such Trigger Event of the operation of the Assigned Assets (as defined below). Licensee shall be solely responsible for any liabilities arising out of the operation of the Social Media Assets and any other internet assets from and after such Trigger Event.

3.7 Further Assurances. From time to time after such Trigger Event and without further consideration, upon the request of Licensee, Licensor shall execute and deliver such documents and instruments of conveyance and transfer as Licensee may reasonably request in order to consummate more effectively the assignments, conveyances and transfers as contemplated by this Section 3 and to vest in Licensee title to the Licensed Marks, Domains, Website Content, Website Contracts and Social Media Assets assigned, conveyed and transferred by this Section 3 (collectively, the “Assigned Assets”), or to otherwise more fully consummate the transactions contemplated by this Section 3, and Licensee, upon the request of Licensor, shall execute and deliver such documents and instruments of contract assumption as Licensor may reasonably request in order to confirm Licensee’s liability for the obligations assumed as provided in Section 3.6 or otherwise to more fully consummate the transactions contemplated by this Section 3. Without limiting the generality of the foregoing, Licensor further covenants that, upon reasonable request on or after such Trigger Event, it will, without charge to Licensee, execute all documents and take all such further actions as may be reasonably necessary, desirable or convenient to enable Licensee to obtain and maintain full ownership of, and enforce its rights, title and interest in and to, the Domains, the Website Content, the Website Contracts and the Social Media Assets (collectively, the “Assigned Assets”), including (i) assisting Licensee with the investigation, preparation, discovery and prosecution of any actual or threatened litigation against any counterparty to any Social Media Contract or Website Contract, (ii) effectuating the transfer of the Domains to Licensee in a timely manner, at its sole expense, including (A) completing, or using its reasonable efforts to complete, and cause any other Person who may have a registered interest in any Domain (the “Domain Parties”) to complete, any and all forms required by the registrars of the Domains (the “Registrars”) to effect transfer of the Domains registrations to Licensee, and (B) filing, or causing to be filed, such forms with the Registrars within five (5) business days of such Trigger Event, (iii) providing to Licensee all credentials needed to manage and use any Social Media Accounts, (iv) filing a duly executed and proper trademark assignment with the PTO, (v) promptly providing to Licensee the full and complete source code to the Licensed Software, and (vi) immediately forwarding to Licensee any messages, email or other communications related to any Assigned Assets to Licensee.

4. Reservation of Rights. All rights not expressly granted herein are reserved to the Licensor and its respective licensors, as appropriate (collectively, the “IP Owners”), and except for the rights and licenses granted to Licensee pursuant to this Agreement, nothing shall be construed to restrict, impair, encumber, license, alter, deprive or adversely affect any of the IP Owners’ rights or interests therein or any other of Licensor’s intellectual property, brands, information, content, processes, methodologies, products, goods, services, materials or rights, tangible or intangible. Without limiting the foregoing, (a) no use of the Licensed Intellectual Property shall be permitted except as expressly provided in this Agreement, and (b) no rights in and to any other trademarks, brands, logos or other intellectual property are granted. For the avoidance of doubt, Licensor shall have the right to use and exploit, and to grant third parties the right to use and exploit, Licensed Intellectual Property other than the Exclusive Marks for any purpose, including for purposes competitive with the Business, in any and all territories.

5. Ownership and Protection of Licensed Intellectual Property.

5.1 Ownership.

(a) Pre Trigger Event. Licensee acknowledges that the IP Owners are the owners of the Licensed Intellectual Property and the Licensed Marks, including Developed Works (as defined below). For the avoidance of doubt, each of the IP Owners shall have the sole and exclusive right to obtain, hold and renew, in its own name and for its own benefit, all applicable intellectual property right protections in connection with the Licensed Intellectual Property and Developed Works, and all applications and registrations therefor.

(b) Post Trigger Event. Notwithstanding Section 5.1(a), from and after a Trigger Event, (i) Licensor acknowledges that Licensee is the owner of the Licensed Marks, Domains, Website Content and Social Media Content, including any Developed Works which constitute Website Content or Social Media Content (all of the intellectual property rights referenced in this clause (i), collectively, the “Assigned IP”), and (ii) for the avoidance of doubt, Licensee shall have the sole and exclusive right to obtain, hold and renew, in its own name and for its own benefit, all applicable intellectual property right protections in connection with the Assigned IP and all applications and registrations therefor.

(c) Developed Works. Subject to Section 3, Licensee acknowledges and agrees that Licensor shall have exclusive, unlimited ownership rights to intellectual property, works, work product, and all other materials and items, tangible or intangible, created or developed by Licensor as a result of or in connection with the Business, whether as individual items or as combinations of components, whether or not jointly developed with others and whether or not completed, including all inventions, discoveries, improvements, concepts, ideas, research, drafts, notes, and data, together with all intellectual property rights appurtenant thereto (collectively, “Developed Works”). In the event and to the extent that exclusive title or ownership rights may not or do not originally vest in Licensor as contemplated hereunder, Licensee hereby agrees to irrevocably (subject to Section 3) assign, transfer and convey to Licensor all right, title and interest therein and shall give Licensor, and any Licensor designee, all reasonable assistance and execute all documents necessary to assist or enable Licensor to perfect, preserve (subject to Section 3), register and record its rights in and to such Developed Works. Licensee hereby irrevocably appoints Licensor as its attorney-in-fact, coupled with an interest, to execute and file any such documents in Licensee’s name. For the avoidance of doubt, subject to Section 3, Licensee may not use the Developed Works for any purpose other than to develop, operate, maintain and support the Database and otherwise in connection with the Business. Notwithstanding anything to the contrary set forth herein, Licensor shall not own any intellectual property rights Licensee acquires from collaborations with third parties with respect to Member Data.

5.2 Enforcement. Each Party shall promptly notify the other Party in writing of (a) any actual or potential infringement, counterfeiting, or other unauthorized use of any of the Licensed Intellectual Property by any other Person (an “Infringement”) of which it becomes aware; and (b) any claim or cause of action involving the Licensed Intellectual Property that is threatened or instituted against such Party or any other Person of which such Party becomes aware. Licensor shall have the sole right, in its discretion, to enforce its rights in any of the Licensor Intellectual Property, including to bring action with respect to any Infringement.

5.3 No Encumbrances. Except with Licensor’s written approval, Licensee shall not grant or attempt to grant a security interest in any of the Licensed Intellectual Property or record any such security interest against any application or registration regarding the Licensed Intellectual Property with any Governmental Authority.

6. Use of Licensed Marks.

6.1 Acknowledgement. The Parties acknowledge the high standards, goodwill and reputation for quality symbolized by the Licensed Marks. Accordingly, Licensee shall, at all times prior to a Trigger Event, use the Licensed Marks in a manner which meets or exceeds such standards. All Pre Trigger Event use of the Licensed Marks and any goodwill accruing as a result of that use shall inure solely and exclusively to the benefit of Licensor.

6.2 Trademark Notices. The Parties shall comply with all marking, legend and notice requirements under applicable Law and shall display such markings, legends and notices in accordance with any standards, parameters and usage guides that may be furnished by Licensor from time to time.

6.3 Prohibited Actions. Each Party agrees that, prior to a Trigger Event, and Licensor further agrees that, after a Trigger Event, it shall not: (a) contest, dispute, attack or question the validity of, or assist any individual or entity in contesting, attacking or questioning, the title or any rights of or claims by Licensor (or, after a Trigger Event, Licensee) in and to the Licensed Marks anywhere in the world; (b) directly or indirectly seek for itself or assist any third party to use, register, record, obtain, acquire or attempt to pursue any rights, proprietary or otherwise, in the Licensed Marks anywhere in the world; (c) engage in any illegal, deceptive, unfair or unethical trade practices in connection with any use of the Licensed Marks; or (d) take any action, directly or indirectly, or fail to take any action required hereunder, which is or could be construed as detrimental, damaging or inconsistent with the rights of Licensor (prior to a Trigger Event) or Licensee (after a Trigger Event) in the Licensed Marks, including any action that may adversely affect the high reputation, distinctiveness and goodwill associated with the Licensed Marks.

6.4 Quality Assurance. Licensor shall have the right to exercise reasonable quality control over Licensee’s use of the Licensed Marks, including to maintain the validity of the Licensed Marks, to maintain consistency of the use of the Licensed Marks, and to promote and protect the goodwill associated therewith. Licensee shall comply with all reasonable marking requirements of Licensor, and, to the extent reasonably practicable, shall display such legends and notices with its use of the Licensed Marks as may be required by Licensor.

7. Licensed Software.

7.1 Prohibited Uses. Licensee will not use the Licensed Software for any purposes beyond the scope of the licenses granted in this Agreement. Without limiting the generality of the foregoing, prior to a Trigger Event, Licensee will not (a) distribute any copies of the Licensed Software except as expressly authorized in these in this Agreement; (b)  assign, sub-license, sell, lease or otherwise transfer or convey Licensee’s rights under any licenses granted in this Agreement; or (c) with respect to Licensed Software for which source code has not been provided to Licensee, (i) modify or create any derivative works of the Licensed Software (or any component thereof), except with the prior written consent of Licensor; or (ii) decompile, disassemble, reverse engineer or otherwise attempt to obtain or perceive the source code from which any component of the Licensed Software is compiled or interpreted.

7.2 Notification and Correction of Defects. Licensor agrees that it shall promptly notify Licensee of any defect, including any security vulnerability or potential exploit, it knows affects any Licensed Software, and shall (a) promptly notify the Licensee of (i) any actual exploits as they become known, and (ii) the best methods for eliminating or managing the risk posed by any vulnerability or to ward off any exploit, as such methods become known, and (b) use its commercially reasonable efforts expeditiously to distribute a patch, at no cost to Licensee, to correct any such material defect.

8. Indemnification by Licensor.

8.1 Licensor shall defend, indemnify, and hold Licensee and its Affiliates (other than Licensor), and their respective employees, officers, directors, agents and representatives (collectively, the “Licensee Indemnified Parties”), harmless from and against any and all losses, costs and reasonable expenses (including reasonable attorneys’ fees), damages, and liabilities arising out of any claim by any third party against any Licensee Indemnified Party that any use of, or access to, the Licensed Intellectual Property or Licensed Software by such Licensee Indemnified Party as expressly authorized under or contemplated in this Agreement infringes or misappropriates, as applicable, any trademarks, patent, copyrights, trade secrets or other intellectual property rights of any third party; provided that Licensee gives Licensor (i) prompt written notice of such claim; (ii) reasonable authority to control and direct the defense and settlement of such claim; and (iii) such information and assistance as Licensor may reasonably request, at Licensor’s expense, in connection with such defense or settlement. Notwithstanding the foregoing, Licensor shall not settle any third-party claim against any Licensee Indemnified Party (A) if such settlement requires such Licensee Indemnified Party to admit to any wrongdoing (other than in respect of any actual wrongdoing by such Licensee Indemnified Party), or (B) unless (i) such settlement completely and forever releases such Licensee Indemnified Party with respect thereto, or (ii) such Licensee Indemnified Party provides its prior written consent to such settlement. In any action for which Licensor provides defense on behalf of any Licensee Indemnified Party, such Licensee Indemnified Party may participate in such defense at its own expense by counsel of its choice.

8.2 Notwithstanding Section 8.1, Licensor shall have no obligation or liability to the extent that the alleged infringement is caused by (i) the combination, operation, or use of the Licensed Intellectual Property, Licensed Software or Licensed Manager Usage with products, services, information, materials, technologies, business methods or processes not furnished by Licensor; (ii) modifications to the Licensed Intellectual Property, Licensed Software or, which modifications are not made by Licensor or its agents; (iii) failure to use updates to the Licensed Intellectual Property, Licensed Software or Website Content provided by Licensor, provided that updates to the Licensed Intellectual Property and Licensed Software are in all material respects equivalent to, and may be readily substituted for, the Software being updated; and provided further that Licensee shall be afforded a reasonable amount of time to implement any update; or (iv) use of the Licensed Intellectual Property or Licensed Software except in accordance with any applicable user documentation or specifications which have been specifically notified to Licensee (circumstances under the foregoing clauses (i) - (iv), collectively, “Licensee Indemnity Responsibilities”).

8.3 Upon the occurrence of any claim for which indemnity is or may be due under this Section 8, or in the event that Licensor reasonably believes that such a claim is likely, Licensor may, at its option (i) appropriately modify the Licensed Intellectual Property, Licensed Software or Licensed Manager Usage so that they become non-infringing (provided such modifications do not alter the functionality or operations of the Licensed Intellectual Property or Licensed Software in any material adverse respect), or substitute functionally equivalent software or services (at no cost to the Licensee, including for any required customizations); (ii) obtain a proper license to the applicable third-party intellectual property rights; or (iii) if the foregoing options in clause (i) and (ii) are not reasonably available, terminate the license to the affected Licensed Intellectual Property or Licensed Software or cease use of the affected Licensed Manager Usage. The obligations set forth in this Section 8 shall constitute Licensor’s entire liability and Licensee’s sole remedy for any actual or alleged infringement or misappropriation referred to in Section 8.1.

9. Indemnification by Licensee.

9.1 Licensee shall indemnify, defend (at Licensor’s option) and hold Licensor and its Affiliates (other than Licensee and its subsidiaries) and their respective employees, officers, directors, agents and representatives (collectively, the “Licensor Indemnified Parties”), harmless, from and against any and all losses, costs and reasonable expenses (including reasonable attorneys’ fees), damages, and liabilities arising out of (a) any claim by any third party against any Licensor Indemnified Party that any use of, or access to, the Licensed Marks, Social Media Content or any Website Content by such Licensor Indemnified Party as expressly authorized under or contemplated in this Agreement infringes or misappropriates, as applicable, any trademarks, copyrights, trade secrets or other intellectual property rights of any third party, (b) any Licensee Indemnity Responsibilities, or (c) Licensee’s material breach of the terms of this Agreement. Licensor agrees to give Licensee (i) prompt written notice of such claim; (ii) authority to control and direct the defense or settlement of such claim; and (iii) such information and assistance as Licensee may reasonably request, at Licensee’s expense, in connection with such defense or settlement. Notwithstanding the foregoing, Licensee shall not settle any third-party claim against any Licensor Indemnified Party (A) if such settlement requires such Licensor Indemnified Party to admit to any wrongdoing (other than in respect of any actual wrongdoing by such Licensor Indemnified Party), or (B) unless (i) such settlement completely and forever releases such Licensor Indemnified Party with respect thereto, or (ii) such Licensor Indemnified Party provides its prior written consent to such settlement. In any action for which Licensee provides defense on behalf of any Licensor Indemnified Party, such Licensor Indemnified Party may participate in such defense at its own expense by counsel of its choice.

9.2 The obligations set forth in this Section 9 shall constitute Licensee’s entire liability and Licensor’s sole remedy for any actual or alleged infringement or misappropriation caused by Licensee or for any breach of the terms of this Agreement.

10. Term. The term of this Agreement shall be perpetual.

IN WITNESS WHEREOF, the undersigned have caused this IP License Agreement to be duly executed and delivered on the date and year first above written.

SavvyShares PBC

By:	/s/ Roseanne Luth
	Name:	Roseanne Luth
	Title:	CEO

SavvyShares LLC

By:	SavvyShares PBC, its Manager

By:	/s/ Roseanne Luth
	Name:	Roseanne Luth
	Title:	CEO